Exhibit 15.1

August 21, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated February 7, 2017, May 9, 2017 and August 8, 2017 on our review of interim financial information of Varian Medical Systems, Inc. (the “Company”) for the three month periods ended December 30, 2016 and January 1, 2016, the three and six month periods ended March 31, 2017 and April 1, 2016 and the three and nine month periods ended June 30, 2017 and July 1, 2016 and included, respectively, in the Company’s quarterly reports on Form 10-Q for the quarters ended December 30, 2016, March 31, 2017 and June 30, 2017 are incorporated by reference in its Registration Statement on Form S-8 dated August 21, 2017.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP